UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2016

SILVERCREST ASSET MANAGEMENT GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35733	45-5146560
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1330 Avenue of the Americas, 38th Floor New York, New York		10019
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 649-0600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 24, 2013, the subsidiaries of Silvercrest L.P. entered into a $15.0 million credit facility with City National Bank. Certain subsidiaries of Silvercrest L.P. are the borrowers under such facility and Silvercrest L.P. guarantees the obligations of such subsidiaries under the credit facility (Silvercrest L.P. and such borrower subsidiaries collectively, the “Credit Parties”). The credit facility is secured by certain assets of Silvercrest L.P. and the borrower subsidiaries. The credit facility consists of a $7.5 million delayed draw term loan that matures on June 24, 2020 and a $7.5 million revolving credit facility that matures on December 24, 2016.  On December 23, 2016, the Credit Parties and City National Bank entered into the First Amendment To Credit Agreement (the “First Amendment”) whereby the $7.5 million revolving credit facility maturity date was extended until December 23, 2017.  The credit agreement and all other loan documents between the Credit Parties and City National Bank continued in full force and effect.

The First Amendment is filed herewith as Exhibit 4.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

4.1

First Amendment to Credit Agreement, dated as of December 23, 2016, among Silvercrest Asset Management Group LLC, Silvercrest Investors LLC, Silvercrest Investors II LLC and Silvercrest Financial Services Inc., as borrowers, City National Bank, a national banking association, and acknowledged by Silvercrest L.P., as guarantor.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2016

Silvercrest Asset Management Group Inc.

By:	/s/ Scott A. Gerard
Name: Scott A. Gerard
Title: Chief Financial Officer

Exhibits

Exhibit No.	Description

4.1

First Amendment to Credit Agreement, dated as of December 23, 2016, among Silvercrest Asset Management Group LLC, Silvercrest Investors LLC, Silvercrest Investors II LLC and Silvercrest Financial Services Inc., as borrowers, City National Bank, a national banking association, and acknowledged by Silvercrest L.P., as guarantor.